Exhibit 99.1

FOR IMMEDIATE RELEASE

April 8, 2013

HERITAGE TO CONSOLIDATE BANK SUBSIDIARIES

Olympia, WA / April 8, 2013 / PR Newswire /—(NASDAQ: HFWA) Heritage Financial Corporation (“Heritage”), the parent company of wholly-owned subsidiaries, Heritage Bank and Central Valley Bank, today announced that Central Valley Bank will merge into Heritage Bank. Central Valley Bank will operate as Heritage Bank dba Central Valley Bank.

“Central Valley Bank has been a part of the Heritage team for fourteen years and continues to be a very successful bank with strong community relationships”, commented Brian Vance, Chief Executive Officer of Heritage Financial Corporation, Heritage Bank and Central Valley Bank. “The decision to merge Central Valley Bank with Heritage Bank was ultimately one of management succession and economies of scale. We continually strive to enhance shareholder value and the consolidation will streamline processes and create efficiencies. Additionally, Mike Broadhead, President of Central Valley Bank, has announced his intent to retire from full-time employment in April of 2014 and as a result, we felt this was an opportune time to make this transition. Under Mike’s leadership during the past 27 years, Central Valley Bank has developed into a well-established and respected organization.”

Mike Broadhead, President of Central Valley Bank commented, “We look forward to the ongoing partnership with Heritage and it is important to point out that the Central Valley Bank name will not change. We view this as a good opportunity for our customers to benefit from access to a broader range of products and services. Central Valley Bank and Heritage Bank share the same commitment to community relationships and place the highest emphasis on customer service. As part of my transition into retirement, I will be working hard to make this a seamless transition for everyone involved.”

As part of this consolidation, Heritage will file with the appropriate federal and state bank regulators an application to merge the bank subsidiaries. The consolidation is expected to be completed in the second quarter of 2013, following regulatory approvals.

About Heritage Financial Corporation

Heritage Financial Corporation is an Olympia-based bank holding company with approximately $1.3 billion in assets whose wholly owned banking subsidiaries are Heritage Bank and Central Valley Bank. Heritage Bank operates a full-service commercial bank primarily along the I-5 corridor with twenty-eight banking offices in western Washington and the greater Portland, Oregon area. Central Valley Bank, headquartered in Yakima, Washington, operates six branches in the Yakima Valley. Central Valley Bank specializes in agricultural lending and works with many of the businesses in that region. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contacts:	Brian L. Vance, President and Chief Executive Officer
Heritage Financial Corporation
(360) 943-1500

D. Michael Broadhead, President
Central Valley Bank
(509) 576-0424